BYWATER RESOURCES INC.

9301 WILSHIRE BLVD. SUITE 311

BEVERLY HILLS, CALIFORNIA

90210

TRUST AGREEMENT

May 31, 2006

In accordance with the instructions of the Board of Directors of the Corporation I, Rolf Harms, President will hold the CARTER 1 Claim as described in Appendix A attached to this TRUST AGREEMENT IN Trust for the CORPORATION as President of the CORPORATION. If I resign from position of President than I will immediately transfer the CARTER 1 Claim to the new President of the CORPORATION.

.	.

Rolf Harms, President

Free Miner License Number: ___________________

APPENDIX “A”

CARTER 1 Claim Description

Nanaimo Mining Division

UTM Zone 10

Map Sheet M092L 05E

Centered Approximately

Latitude 50° 19’ N

Longitude 127° 35’ W

The following claim comprise the CARTER 1 mineral claim group as described in the Trust Agreement dated April 24, 2006:

Claim Name	Cells	Tenure Record #	Expiry Date	Map Sheet	Owner
Carter 1	25	524224	Dec22/06	MO92L05E	G. Wells

TOTAL	25	UNITS	515.797	Hectares